Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of the latest signature date set forth below (“Effective Date”), is entered into by and between Storage Elements, Inc. (the “Company”), and M2 Capital Advisors Inc. (the “Consultant”).

RECITALS

WHEREAS, Company desires to engage the services of Consultant on an exclusive basis, to act as a business consultant, by assisting and advising the Company on the development and enhancement of the Company’s business.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the legal sufficiency of which is acknowledged, the parties covenant and agree as follows:

1.

Term of Consultancy; .  Company agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant agrees to provide services to the Company, during the term commencing on the Effective Date and ending on the one year anniversary of the Effective Date (the “Term”, which shall include any extension of this Agreement.

2.

Duties of Consultant.  Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the Term, provided such services are approved or authorized in advance by the Company:

(a)

Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to potential equity investors (the “Financial Community”), establishing an image for the Company in the Financial Community, and creating the foundation for subsequent financial public relations efforts in connection with the same;

(b)

Introduce the Company to the Financial Community;

(c)

Consult and advise the Company in developing its business and implementing various methods to enhance the business of the Company;

(d)

Research and identify potential of business partners;

(e)

Research and identify personnel for the Company at an executive level and Board of Directors level;

(f)

Research and identify related industries and new technologies, hardware or software partners, or equipment;

(g)

Research and identify entities in the Financial Community for potential synergistic opportunities;

(h)

Assist the Company in securing equipment leases or other equipment financing;

(i)

Upon the Company’s approval, conduct meetings, in person or by telephone, in furtherance of its duties hereunder in order to further the Company’s plans, goals and activities;

(j)

At the Company’s request, review business plans, strategies, mission statement budgets, proposed transactions and other; and

(k)

Perform as the Company's exclusive business consultant.

3.

Allocation of Time and Energies.  The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its activities set forth hereunder, so long as such activities are in compliance with applicable securities laws and regulations.  Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder.  Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner.  The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement.  It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.  It is also understood that the Company is entering into this Agreement with Consultant and not any individual member of Consultant, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of the Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4.

Remuneration.  As full and complete compensation for services described in this Agreement, the Company shall compensate Consultant as follows:

4.1

Commencement Bonus. For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to the Consultant a “Commencement Bonus” of common stock purchase warrants (the “Warrants”) to purchase up to 1,050,000 shares of the Company’s Common Stock (“Common Stock”) upon the terms set forth in this section 4.1.  The Warrants will have an exercise price of $.50/share and shall have a standard cashless conversion feature and have a term of seven years from the date of issuance. The Commencement Bonus shall be issued to the Consultant on a pro-rata basis calculated at 1.4 warrants for every $1.00 in equity realized by the Company as a result of Consultant’s efforts hereunder, with the full amount issued when $750,000 in equity financing is realized by the Company. When issued and delivered to Consultant, the Warrants shall be fully paid and non-assessable.  The Company understands and agrees that Consultant has foregone and may forego significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant.  The Commencement Bonus is nonrefundable to the extent prorata payments are made to Consultant for equity financing realized.  The Commencement Bonus is only payable at the rate and to the extent equity financing is realized as a result of Consultant’s efforts hereunder.  If the Company decides to terminate this Agreement prior to the end of the Term for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any part of the Commencement Bonus received. Further, if and in the event the Company is acquired by a third party in whole or in part, during the Term, it is agreed and understood Consultant will not be requested or demanded by the Company to return any part of the Commencement Bonus received. If at any time during the Term, the Company or substantially all of the Company’s assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any part of the Commencement Bonus received.  If the Company during the Term rejects a bona fide and accredited equity investor provided by the Consultant who is willing to pay $0.50 or more per share, then the Company shall immediately issue to Consultant Commencement Bonus warrants at the rate of 1.4 warrants for every $1.00 in equity to be provided by such accredited investor; provided, that the total Commencement Bonus warrants previously issued to the

Consultant and to be issued in connection with such accredited investor shall not exceed 1,050,000 warrants.

4.2

Monthly Retainer. It is agreed that the Company shall pay the Consultant the sum of Three Thousand ($3,000) Dollars per calendar month during the Term.  This fee is a set fee and not dependent upon the number of hours spent during any particular month.  Such fees shall be due on or before the fifth calendar day of each month during the Term, and shall be deemed earned on the fifth day of each month.

4.3

Form of Issuance. With each transfer of shares of Common Stock underlying the Warrants and/or Warrants to be issued pursuant to this Agreement (collectively, “Shares”), Company shall cause to be issued a certificate representing the Common Stock and a written opinion of counsel for the Company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been duly authorized by the Company.  Company warrants that all Shares issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to Consultant shall have been duly authorized by the Company’s board of directors.

4.4

Restricted Securities; Piggyback Rights. Consultant acknowledges that the Shares will not have been registered under the Securities Act of 1933, and accordingly are “restricted securities” within the meaning of Rule 144 of the Act.  As such, the Shares may not be resold or transferred unless the shares have been included in a registration statement filed by the Company with the Securities and Exchange Commission permitting the resale thereunder, or the Company has received an opinion of counsel that such resale or transfer is exempt from the registration requirements of that Act.  The Company will take all action as may be required as a condition to the availability of Rule 144, and the Company will upon request supply written confirmation that it is in compliance with the reporting requirements of Rule 144.  The Company agrees to use its best efforts to facilitate and expedite transfers of the Shares pursuant to Rule 144, which efforts shall include, but not be limited to, timely notice to its transfer agent to expedite such transfers.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Shares to the public without registration, the Company agrees to:

(i)

make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act of 1933 (the “Act”), as amended, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Act or the Securities Exchange Act of 1934 (the “1934 Act”);

(ii)

file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

(iii)

not take any action or file any document (whether or not permitted by 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act.

(iv)

furnish to the Consultant forthwith, upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Act and the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Consultant may reasonably request in availing itself of any rule or regulation of the SEC allowing the Consultant to sell any such Shares without registration.

The Consultant shall have the right to include all of the shares of Common Stock underlying the Warrants (also referred to as the “Registrable Securities”) as part of any registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8) and must be notified in writing of such filing.  Consultant shall have five (5) business days to notify the Company in writing as to whether the Company is to include Consultant or not include Consultant as part of the registration; provided, however, that if any registration pursuant to this Section shall be underwritten, in whole or in part, the Company may require that the Registrable Securities requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.  If in the good faith judgment of the underwriter evidenced in writing of such offering only a limited number of Registrable Securities should be included in such offering, or no such shares should be included, the Consultant, and all other selling stockholders, shall be limited to registering such proportion of their respective shares as shall equal the proportion that the number of shares of selling stockholders permitted to be registered by the underwriter in such offering bears to the total number of all shares then held by all selling stockholders desiring to participate in such offering.  This paragraph is intended to grant to Consultant certain “piggyback registration” rights, and nothing in this paragraph is intended to otherwise require or obligate Consultant to register its securities, including the Registrable Securities.

4.5

Representations and Warranties. In connection with the acquisition of Shares, the Consultant (and each of its Principals to whom Shares are to be issued) represents and warrants to the Company, to the best of its/his knowledge, as follows:

(a)

Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant has requested.

(b)

Consultant’s investment in restricted securities is reasonable in relation to the Consultant’s net worth.  Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment.  Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss.  Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares.  Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

(c)

Consultant is acquiring the Shares for the Consultant’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

4.6

Clarification.  Notwithstanding anything to the contrary herein, the conversion or other transfer by Ronald Wenzel, Brad Wenzel, Pamela Miner or Jon Miner of the Company of debt to equity shall not give rise to payment of any remuneration or consideration to Consultant, including payment of warrants or finder’s fee.

5.

Transaction “Finder’s Fee”.  Equity Transaction.  If in the course of completing its duties as set forth in this Agreement the Consultant introduces Company, or its nominees, to a party, including but not limited to a lender or equity purchaser, with whom Company, or its nominees, ultimately finances or causes the completion of a transaction through which the Company secures funding in any manner including but not limited to by way of issuance of equity or debt securities or sale of assets an equity purchaser to whom Company, or its nominees, ultimately issues equity securities (“Transaction”), Company agrees to compensate Consultant for such services with a “finder’s fee” in the amount of ten percent (10%) of total gross proceeds received by the Company from the sale of such securities in the Transaction, such fee to be payable in cash at closing of the Transaction as more full set forth in Section 5.2 below.  This will be in addition to any fees payable by Company to any other intermediary, if any, which shall be the subject of separate agreements negotiated between Company and such other intermediary.  No fees shall be due to M2 under a share exchange in a reverse merger.

If Consultant introduces Company, or its nominees, to an acquisition/merger candidate, either directly or indirectly through another intermediary, not already having a proven preexisting relationship (which shall include preexisting contacts between Company and such candidate for any purpose) with the Company, which candidate ultimately merges with or acquires the Company or substantially all of the Company’s assets, Company agrees to compensate Consultant for such services with a “finder’s fee” in cash in the amount of five percent (5%) of total gross consideration provided by such transaction for the first One Million ($1,000,000) Dollars in value, four percent (4%) for the next One Million ($1,000,000) Dollars in value, three percent (3%) for the third One Million ($1,000,000) Dollars in value, two percent (2%) for the fourth One Million ($1,000,000) Dollars in value, and one percent (1%) of the value above such amounts.  This will be in addition to any fees payable by Company to any other intermediary. For the purpose of this Agreement, “gross consideration” or “gross proceeds” shall mean the value of all cash, securities and other property paid by an acquiring party to the Company in connection with such acquisition or merger, plus all amounts paid by the acquiring party to holders of the Company’s options or stock appreciation rights, whether vested or not vested.  In this connection, the value of securities (whether debt or equity) that are freely tradable in an established public market will be determined on the basis of the last closing price in such market prior to the consummation of the business combination (the “Valuation Date”); and the value of securities that are not freely tradable (or have no established public market) or other property will be the fair market value of such securities or other property on such Valuation Date.  “gross consideration” or “gross proceeds” shall also be deemed to include any indebtedness for money borrowed, including pension liabilities and guarantees assumed by the acquirer in connection with any business combination.

It is specifically understood that Consultant is not and does not hold itself out be a Broker/Dealer, but is rather merely a “Finder” in reference to the Company procuring financing sources and acquisition/merger candidates, and Consultant does not normally provide such services.   The Consultant will only be introducing the Company to such potential entities and will not be responsible for the structuring of any such transaction, with the exception of the Reverse Merger Process.  Any obligation to pay a “Finder’s Fee” hereunder shall survive the merging, acquisition, or other change in the form of entity of the Company and to the extent it remains unfulfilled shall be assigned and transferred to any successor to the Company. The Company agrees that no reference to the Consultant will be made in any press release or advertisement of any transaction without the express approval, in writing, of such release by Consultant.

5.1

Limited Scope. Company, and not Consultant, is responsible to perform any and all due diligence on any lender, equity purchaser or acquisition candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition or other Transaction.  Consultant will cooperate with and reasonably assist the Company in the due diligence process.  Consultant will not introduce any parties to Company about which Consultant has any prior knowledge of questionable, unethical or illicit activities.

5.2

Payment Terms. Any compensation to Consultant under this Section 5 shall be paid in full at the time of the closing of the Transaction or other fee generating event occurs, with the compensation to be transferred by Company to Consultant simultaneously with closing of such Transaction. Payment of compensation under this Section 5 shall be a condition precedent to the closing of such financing or acquisition, and Company shall execute any and all documents necessary to effect said compensation.  Payment of the compensation under this Section 5 shall be due Consultant in the event such Transaction closes either during the term of this Agreement or within two years after the introduction of such party to the Company by the Consultant regardless of whether this Agreement has been terminated (for any reason whatsoever).

5.3

Continuing Obligation. As further consideration to Consultant, Company, or its nominees, agrees to pay with respect to any financing or acquisition candidate provided directly or indirectly to the Company by any lender or equity purchaser covered by this Section 5 during the period of one year from the close of the term of this Agreement, a fee to Consultant equal to that outlined in Section 5.

6.

Non-Assignability of Services. Consultant’s services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to Consultant herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-assignability of Consultant’s services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.  Consultant’s services hereunder are unique, and Consultant may not assign all or any portion of its interest in or obligations under this Agreement without the prior written consent of the Company.

7.

Expenses.  Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company’s Chief Financial Officer by written, facsimile or email transmission prior to its incurring an obligation for reimbursement.

8.

Indemnification.  The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to the financial affairs, operations and profitability of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation.  Consultant will generally confer in advance with the Company as to the nature and extent of representations regarding the Company it intends to make to potential equity investors and acquisition or merger candidates.  The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials, excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.  Consultant will protect, indemnify and hold harmless the Company against any claims or litigation including any damages, liabilities, costs and reasonable attorney’s fees as incurred with respect to Consultant’s communication or dissemination of information not provided or authorized by the Company.

9.

Representations by Consultant.  Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein.  Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant.  Consultant acknowledges that Consultant and its officers and directors are not the subject of any actual or, to the best of its knowledge, threatened, investigation, claim, decree or judgment involving any violation of the SEC or securities laws.  Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor.  Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company.  Company acknowledges that Company is not the subject of any actual or, to the best of its knowledge, threatened investigation, claim, decree or judgment involving any violation of the SEC or securities laws.  The execution, issuance and delivery of this Agreement by the Consultant and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization by the Consultant or its board of directors is necessary.  This Agreement constitutes a valid and binding obligation of the Consultant enforceable against the Consultant in accordance with its terms subject to applicable bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

10.

Legal Representation.  The Company and Consultant acknowledge that they have been represented by independent legal counsel in the preparation of this Agreement.  Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the

Consultant deemed necessary.

    11.       Status as Independent Contractor.  Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company.  Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.  Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from or be obligated to pay such consideration any amounts as to income taxes, social security and Medicare payments or any other payroll taxes.  All such income taxes and other such payments shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters.  Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

12.

Attorneys’ Fee.  If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

13.

Waiver.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14.

Notices.   All notices, requests or communications hereunder shall be in writing and shall be deemed to be effective only if (i) personally delivered to the party, in which event notice shall be deemed effective on the date of personal service, (ii) sent by overnight courier service addressed to the party, in which event service shall be deemed effective one day after deliver to the courier, or (iii) sent by prepaid registered or certified mail addressed to the party, return receipt requested, in which event service shall be deemed effective three days after the date stamped by the Post Office on the Certified Mail Receipt.  All notices shall be addressed as follows:

To the Company:

Storage Elements, Inc.

250 Marquette Avenue #540

Minneapolis, MN 55401

Attention:  Brad Wenzel

To the Consultant:

M2 Capital Advisors Inc.

13911 Ridgedale Drive # 375

Minnetonka, MN 55305

Attention: Mark Savage

Either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this Section 14.

15.

Choice of Law, Jurisdiction and Venue.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.  The parties agree that Hennepin County, Minnesota will be the venue of any dispute and will have jurisdiction over all parties.

    16.       Complete Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.  This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     17.      Default.  The Company and Consultant hereby acknowledge and agree that any default hereunder by the Company will cause damage to Consultant in an amount difficult to ascertain.  Accordingly, the Company agrees that, upon a default of this Agreement by the Company, Consultant shall (i) retain all compensation that it has already received pursuant to Section 5 above, (ii) be entitled to receive all compensation pursuant to Section 5 above to which it is entitled under the provisions thereof, and (iii) be entitled to seek any further remedy available to it under law and/or equity.  Upon a default of this Agreement by Consultant, the Company will be entitled to seek any remedy available to it under law and/or equity.

    18.       Representations of Company.  The Company represents that it is a corporation duly incorporated and existing in good standing under the laws of the State of Minnesota and has all requisite corporate authority to own its properties and to carry on its business as now being conducted.  The Company is qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary in such jurisdiction.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Shares.  The Company’s signatory has full authority to execute this Agreement in behalf of the Company and bind the Company to the terms herein.  The execution, issuance and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or the Board is necessary.  This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.  When issued, the Shares will be duly and validly issued, fully paid, and non-assessable. The execution, delivery and performance of this Agreement by the Company and the issuance of the Shares, do not and will not (i) result in a violation of the Company’s Certificate of Incorporation or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, patent, patent license, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) to the best of its knowledge result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the Effective Date.

“Company”

Storage Elements, Inc.

Date:

By: /s/Brad Wenzel

     Brad Wenzel  , CEO

“Consultant”

M2 Capital Advisors Inc.

Date:  5/30/06

By: /s/Mark Savage

Mark Savage, CEO

ADDENDUM TO CONSULTING AGREEMENT

THIS ADDENDUM TO CONSULTING AGREEMENT (the “Agreement”) is dated as of April 18, 2007, by and among Storage Elements, Inc. a Minnesota corporation (“Storage Elements”); and M2 Capital Advisors, Inc. (the “Consultant”)

WHEREAS, Storage Elements and the Consultant executed a Consulting Agreement dated as of May 3, 2006,  upon the terms and subject to the conditions set forth therein,; and

WHEREAS, the parties hereto desire to amend the Consulting Agreement to reflect certain changes agreed to by the parties, effective at May 6, 2006;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

1.

Pursuant to Section 4.1 of the Consulting Agreement, the Consultant is entitled to receive 1.4 warrants for every $1.00 in equity realized by Storage Elements as a result of the Consultant’s efforts.   Following the increase in the amount raised by the Consultant, the Consultant would have been entitled to receive 4,192,335 warrants at an exercise price of $0.50, but by agreement of the parties, Consultant will receive 3,726,520 warrants at an exercise price of $0.35.

2.

In the event of a cashless exercise of the warrant within the first eight (8) months from the closing of the proposed merger with Digitiliti, Inc., a Delaware corporation (“Digitiliti”), the shares of common stock of Digitiliti into which such warrants may be converted on a cashless basis, shall be subject to a six (6) month leak-out, whereby the holders thereof may only sell 1/6th (one-sixth) of their holdings of these shares for the six (6) consecutive months during which these resale limitations are applicable, on a cumulative basis, meaning that if shares are not sold in one month, they may be carried over to the next month, with all sales being required to be made in compliance with the “broker’s transactions” and “manner of sale” requirements of Rule 144.  These leak-out resale conditions may be waived by Digitiliti if in its sole discretion, it believes that the waiver thereof may facilitate an orderly trading market in the shares of common stock of the reorganized Digitiliti.

3.

The monthly fee payable shall be increased from $3,000 per month to $5,000 per month, commencing only when Storage Elements began paying Consultant that amount.

4.

All other terms and conditions of the Letter Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STORAGE ELEMENTS, INC.

M2 CAPITAL ADVISORS, INC.

By /s/Brad D. Wenzel                                                   By /s/Mark Savage

     Brad D. Wenzel, CEO

     Mark Savage, President

Effective April 18, 2007    Effective April 18, 2007

SECOND ADDENDUM TO CONSULTING AGREEMENT

This Second Addendum to Consulting Agreement (the “Second Addendum”) is entered into effective as of the latest signature date set forth below by and between Digitiliti, Inc., a Minnesota corporation formerly known as Storage Elements, Inc. (the “Company”), and M2 Capital Advisors Inc. (the “Consultant”).

WHEREAS, Company and Consultant executed a certain Consulting Agreement effective May 3, 2006 (the “Consulting Agreement”) whereby Consultant agreed to provide certain consulting services for Company; and

WHEREAS, Company and Consultant executed a certain Addendum to Consulting Agreement dated March, 2007 (the “Second Addendum”) which, among other things, increased the monthly consulting fee payable to Consultant from $3,000 to $5,000; and

WHEREAS, the Consulting Agreement and First Addendum extended for a term of one year and by their terms would have ended on May 3, 2007; and

WHEREAS, Consultant has continued to provide consulting services for Company from May 3, 2007 through the date of this Second Addendum; and

WHEREAS, the parties wish to extend the term of the Consulting Agreement and First Addendum and to clarify other understandings between the parties regarding services and payment in accordance with this Second Addendum.

NOW, THEREFORE, for good and valuable consideration, including the recitals set forth above, the receipt and sufficiency of which are herewith acknowledged, it is agreed as follows:

1.

Extension of Term.  The term of the Consulting Agreement and First Addendum is hereby extended from May 3, 2007 through May 31, 2008.

2.

Services and Payments to Date.  All services provided by Consultant for Company since May 3, 2007, which are consistent with the services as described in the Consulting Agreement and First Addendum, and all payments for such services by Company are herewith affirmed and deemed given under and made pursuant to the Consulting Agreement and First Addendum.

3.

Finder’s Fees.  Notwithstanding anything to the contrary in the Consulting Agreement and First Addendum, Company agrees to pay Consultant a finder’s fee upon the following terms and conditions:

3.1

Existing Convertible Debt Offering.  Company shall pay Consultant a finder’s fee equal to ten percent (10%) of all funds accepted and received by Company under Company’s current $4 million convertible debt offering, including funds accepted and received pursuant to any offering increase properly established and approved by the Company (the “Current Offering”).  Company shall pay such finder’s fee to Consultant at such time as the funds are received by the Company and are not subject to any revocation or rescission rights of the debt/equity participant or to any further approval by the Company or any third party.  The Consultant can waive any fees on funds brought in by others if agreed upon in advance of Company accepting funds.

3.2

Future Equity Investment From Investors Introduced by Consultant.  In the event Company receives additional equity funds from an investor originally introduced by Consultant, Company shall pay Consultant a finder’s fee equal to ten percent (10%) of such equity investment.  This section includes convertible debt as it is convertible into equity.

3.3

Equipment and Software Leases.  In the event Company enters into a written equipment and/or software debt financing lease, and in the event Company was introduced to the lessor of such lease by Consultant, Consultant shall be paid a finder’s fee upon execution of such lease equal to five (5%) percent of the lessor’s acquisition cost for such equipment or software.

3.4

Straight Debt.  In the event Company enters into a straight loan transaction with a lender, and in the event Company was introduced to such lender by Consultant, Consultant shall be paid a finder’s fee upon execution and funding of such loan transaction equal to five percent (5%) of the amount funded.  In the event such loan transaction is a line of credit or other loan facility from which the Company may draw from time-to-time, the finder’s fee shall be paid in increments at such time as the funds are actually received by the Company; provided, that the aggregate finder’s fee shall not exceed 5% of the loan obligation as shown on Company’s note to the lender.

4.

Monthly Fee if Mark Savage is President.  Company shall continue to pay the $3,000 monthly consulting fee to Consultant pursuant to section 4.2 of the Consulting Agreement.  Company shall also pay to Consultant a fee of $2,000 per month so long as Mark Savage remains President of the Company.  The total of these two fees ($5,000) is the $5,000 monthly fee referred to in section 3 of the First Addendum.  The purpose of this section 4 is to clarify and affirm the distinction between the $3,000 monthly consulting fee and the $2,000 fee payable so long as Mark Savage remains President.  Both the $3,000 fee and the $2,000 fee shall be due and payable on the fifth day of the month for which payment is made.  If Mark Savage is President of the Company for only a portion of a month, the full $2,000 fee is due and payable to Consultant for that month.

5.

Clarification.  All of the terms and conditions of the Consulting Agreement and First Addendum, to the extent not inconsistent with this Second Addendum, shall remain the same and are hereby affirmed.

DIGITILITI, INC

Dated: 2/28/2008                                                                                         /s/ Brad D. Wenzel

By: Brad D. Wenzel

Its: Chief Executive Officer

M2 CAPITAL ADVISORS INC.

Dated:  2/28/2008                                                                                          /s/Mark Savage

By: Mark Savage

Its: Chief Executive Officer